STOCK PURCHASE AGREEMENT

This PURCHASE AGREEMENT dated December 15, 2000 is made and entered into by and between Shadowrock Entertainment, Inc., ("Shadowrock"), a California Corporation, SpinPlanet.com, Inc., ("SPIN"), a Colorado Corporation, and RJ Holdings Inc., a Florida Corporation, ("Purchaser")


                            ------------------------

                                    RECITALS

     Shadowrock Entertainment, Inc., ("Shadowrock") owns at least 13,000,000 shares of common stock of SPIN. Such SPIN common chares are referred to herein as the "Securities". The Securities represent approximately, ninety (90%) percent of the fully diluted outstanding Securities of SPIN. SPIN believes that SPIN's Securities are eligible to be currently listed on the NASDAQ OTC Bulletin Board and it is SPIN's intention to list such Securities under the symbol "SPLC". SPIN has previously attempted to list the same by of an application therefore made and given to the National Association of Securities Dealers ("NASD"). Such application was rejected by the NASD. Shadowrock has never undertaken, nor does it agree hereby to hereafter undertake any effort to secure such a listing of the Securities with the NASD.

The authorized capitalization of SPIN consists of 120,000,000 shares, of which 20,000,000 shares are Preferred Shares, par value $0.01 per share, and
100,000,000 are Common Shares, par value $0.0001 per share. As of the date hereof there are Fourteen Million Five Hundred Thousand (14,500,000) common shares of SPIN outstanding. There are no preferred shares issued or outstanding. As of the Closing Date, as defined herein, there will be no more than 14,500,000 common shares issued and outstanding and reserved for issuance held by the then existing securities holders of SPIN and no preferred shares issued or outstanding. All issued and outstanding SPIN Common Shares have been legally issued, fully paid and are non-assessable.

     The Securities, because of the current position of Shadowrock with SPIN, were originally issued, constitute as "restricted shares," with such term having the meaning as is used in Rule 144 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act");


     Purchaser desires to acquire from the Shadowrock, and the Shadowrock desire to sell to Purchaser 9,700,000 shares of the Securities on the terms and subject to the conditions set forth below. In the event Purchaser shall hereafter seek registration of the Securities purchased hereunder, Purchaser agrees that both Shadowrock and any of its assignees or designees referred to or named herein shall be entitled to the benefit of a so-called "piggyback" of such registration and registration rights in regard to Securities held by Shadowrock, which are not included among the Securities sold hereby to Purchaser hereunder.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

Purchaser, Shadowrock and SPIN each agree that the foregoing recitals form material terms hereof and are for all purposes intended by the parties to be incorporated in this Agreement as substantive terms hereof.

                                   I. PURCHASE

     Purchase. At the Closing (as defined in Section 2 below), Shadowrock shall sell, and Purchaser shall purchase Nine Million Seven Hundred Thousand
(9,700,000) shares of the Securities for Nine Hundred and Seventy Dollars, ($970.00) [the "Purchase Price"], as fully paid consideration at the "Closing", as such term is hereinafter defined.

                        II. ACTION TO BE TAKEN AT CLOSING

     The Closing of the transactions contemplated hereby (the "Closing") shall take place upon signing all closing and transfer documents.


     SECTION 2.1 Resignations. Concurrent with and subject to each of them receiving duly authorized, issued, fully paid for (in consideration of past services to SPIN) and non-assessable certificates for shares in SPIN, in the amounts parenthetically indicated following their names and in consideration of the piggyback registration rights described in the recitals set forth hereinabove and the release and indemnity of SPIN hereinafter provided for; Greg McDonald, (2,600,000), Jeffrey P. Kranzdorf (500,000), and Robert Siner (100,000) hereby agree that at the time of the closing, each shall resign their position as an officer and/or director of SPIN, and SPIN shall upon receipt thereof hereby accepts such resignations.

     SECTION 2.2 Employment Agreements. There are not now nor have there ever been any existing employment agreements between McDonald, Kranzdorf, and or Siner with SPIN, nor are there now nor have there ever been any other such employment agreements between SPIN and any other third parties. SPIN has had no employees and has had no income to date.

     SECTION 2.3 Release of Severance Claims & Release of Officers/Directors. Aside from the condition precedent that shares in SPIN be issued to McDonald, Kranzdorf and Siner (the latter two for in accordance with the sub-section 2.1 above and that One Hundred Thousand Shares to be issued to Gray Fredericksen for prior consulting services to SPIN; immediately following Shadowrock's surrender of its certificate of 13,000,000 SPIN shares to be broken down between McDonald, Kranzdorf, Siner and Fredericksen in the denominations indicated herein; concurrently with the Closing of this agreement; all officers and directors of SPIN shall waive all claims, including but not limited to their respective right to receive any and all severance benefits for stock, outstanding fees and claims for past salaries or claims for issuance of SPIN stock (other than as provided for herein) upon any subsequent termination of employment and shall also deliver a release form pertaining to SPIN and its affiliates from any claims in these regards. Immediately prior to the Closing SPIN shall execute a document providing for the release of any and all claims and liabilities that may have accrued on account of actions taken or failed to be taken by such officers and directors from the date they became officers/directors of SPIN until the date of Closing.


     SECTION 2.4 Certificate of Absence of Material Adverse Change/ Obligation to File Tax Returns. SPIN will sign and deliver to Purchaser a certificate stating that, since 9/30/2000, there has been no event or circumstances which has had, or reasonably can be expected to have, a material adverse effect on the business, financial condition or operations of SPIN. Purchaser acknowledges agrees and understands that SPIN has not filed federal or state tax returns for the current tax year. Upon Closing Purchaser shall assume control of SPIN and appoint its own board of directors and officers. Among other things, the successor board so appointed by Purchaser, as the controlling shareholder of SPIN shall undertake responsibility for filings all appropriate tax returns. Additionally, Purchaser shall ensure to undertake to pay immediately subsequent to Closing an outstanding invoice not exceeding $900.00, now due and owing from SPIN to Corporate Transfer Agent of Denver, CO. No other outstanding trade payables from SPIN shall exist as of the Closing.

     SECTION 2.5 Access to Information. Shadowrock shall cause SPIN to afford to the Purchaser, the Purchaser's accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of SPIN and, during such period, shall furnish promptly (a) a copy of each report, schedule and other documents filed or received by SPIN during such period pursuant to the requirements of federal or state securities laws or filed by SPIN during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on its business properties or personnel and (b) such other information concerning SPIN's business, properties and personnel as the Purchaser shall reasonably request; provided, however, that no investigation pursuant to this
Section 3.3 shall affect any representation or warranty made herein. All non-public documents and information furnished to Purchaser shall be deemed to have been received pursuant to and shall be subject to the provisions of the confidentiality and non-disclosure agreement heretofore entered into between Purchaser and SPIN (the "Confidentiality Agreement"), which shall be delivered fully-executed at the Closing.


     SECTION 2.6 Additional Share Issuances and Material Transactions. Except as specifically provided for in sub-section 2.1 above, in respect of the surrender of the 13,000,000 shares originally issued by SPIN to Shadowrock, which shall be broken down and re-issued to McDonald, Kranzdorf, Siner and Fredericksen, SPIN agrees that it shall not authorize the issuance of any additional shares of its common stock or enter into any material contracts or agreements after the date hereof and prior to the Closing without first obtaining the consent of Purchaser, which consent shall not be unreasonably withheld or delayed so long as such agreement shall be consistent with the purposes and terms contained in this agreement..

     SECTION 2.7 Rule 14-1 Statement. A Statement on Schedule 14F shall be filed by SPIN with the SEC, promptly following the execution and delivery of this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                  OF SHADOWROCK

     Shadowrock represent and warrant to the Purchaser as follows, with the knowledge and understanding that the Purchaser is relying materially upon such representations and warranties:

     SECTION 4.1 Organization and Standing. SPIN is a corporation duly organized and existing in good standing under the laws of the State of Colorado.


     SECTION 4.2 Capitalization. The authorized capital stock of SPIN, the number of shares of capital stock, which are issued and outstanding, and the par value thereof are as set forth in the incorporated recital provisions set forth above. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in SPIN's SEC Reports (as defined below) or as otherwise disclosed therein and herein, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which SPIN is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of SPIN. Any transfer of shares from Shadowrock to McDonald, Kranzdorf, Siner and Fredericksen provided for as condition of Closing hereunder, shall be fully and completely disclosed under an appropriate filing with SEC at such time, in such form and to the extent required by applicable law. Other than as set forth in SPIN's SEC Reports, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of SPIN.

     SECTION 4.3 Authority. SPIN's Board of Directors will approve and ratify this Agreement.

     SECTION 4.4 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by SPIN will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of SPIN, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which SPIN is a party or by which SPIN or any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or Constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of SPIN under, or create any rights of termination, cancellation or acceleration in any person under, any material agreement, arrangement or commitment to which SPIN is a party.

     SECTION 4.5 SPIN's SEC Reports. SPIN has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act through and as filed as up to the period ending September 30, 2000 (all such reports, registrations and documents filed with the SEC up to the date of September 30, 2000 are collectively referred to as "SPIN's SEC Reports"). SPIN has not filed any other "SPIN SEC Reports since September 30, 2000. The SPIN SEC Reports which have been filed in the past has complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.6 Title to Shares. The Seller owns the Securities they propose to sell pursuant to this Agreement free and clear of all liens, claims and encumbrances and, when such Shares are purchased and paid for pursuant to this Agreement, Purchaser (or SPIN in the case of the redeemed Shares) shall acquire ownership of such Securities free and clear of all liens, claims and encumbrances created by or through Shadowrock.

     SECTION 4.7 Binding Effect. This Agreement constitutes the valid and binding obligation of each of Shadowrock, SPIN and Purchaser enforceable in accordance with its terms.

     SECTION 4.8 Additional Assurances. SPIN and Shadowrock each warrants that each will take any and all actions that may be necessary to convey any and all interests and securities which may be listed in Shadowrock name and recorded with SPIN' stock transfer agent, including but not limited to, the execution of lost instruments bonds, or share assignment for those shares which have been listed by the stock transfer agent but have not been transferred to Shadowrock.

     SECTION 4.9 Litigation and Proceedings. To the best of Shadowrock's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against Shadowrock or affecting Shadowrock or the Securities, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of the SPIN. Shadowrock does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     SECTION 4.10 Material Contract Defaults. To the best of Shadowrock's knowledge and belief, Shadowrock is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to Securities and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Shadowrock has not taken adequate steps to prevent such a default from occurring.

     SECTION  4.11 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument affecting the Securities or to which any of the Securities are subject.

     SECTION 4.12 Governmental Authorizations. To the best of Shadowrock's knowledge no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Shadowrock of this Agreement and the consummation by Shadowrock of the transactions contemplated hereby.

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to SPIN and the Shadowrock as follows, with the knowledge and understanding that SPIN and the Shadowrock each is relying materially on such representations and warranties:

     SECTION 5.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Purchaser has all requisite corporate power to carry on its business as now conducted.

     SECTION 5.2 Purchaser's Authority. Purchaser's Board of Directors has approved and adopted this Agreement. No approval of this Agreement is required of Purchaser's stockholders. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     SECTION 5.3 No Breaches. The making and performance of this Agreement will not (i) conflict with the Certificate of Incorporation or the By-laws of Purchaser, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Purchaser is a party or by which Purchaser or any of its material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Purchaser under, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement or commitment to which Purchaser is a party.

     SECTION 5.4 Information. The draft statement on Schedule 14-1 prepared by Purchaser and furnished to SPIN in anticipation of the execution and delivery of this Agreement insofar as the information contained therein relates to Purchaser, its designees for membership on the Board of Directors of SPIN and its plans or intentions regarding SPIN, satisfies the information requirements of Rule 14f-1 promulgated by the SEC pursuant to the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees to undertake to prepare or cause its counsel to prepare and file in a timely manner, any and all statements, registrations and periodic reports to be made to the SEC, NASD or other applicable governmental agencies, authorities or regulators which may be necessary, required or convenient to the good and orderly operation of SPIN's business operations.


     SECTION 5.5 Antidilution Rights. If at any time SPIN (a) declares a stock dividend, a stock split or other re-capitalization with regard to the Securities, (b) issues any options, warrants or other securities or instruments convertible into shares of SPIN's Securities (i.e. its common shares), then the number of McDonald's, Kranzdorf's, Siner's and Fredricksen's Securities shall be increased so as to cause the percentage ownership of shares of SPIN's Securities delivered to Purchaser hereunder , or (c) issues new shares of capital stock in SPIN, during any period commencing with the execution of this agreement and expiring three (3) years from that date, then McDonald, Kranzdorf, Siner and Fredericksen will each have the right to participate at the same terms as the new shareholders such that it will cause his percentage ownership to remain the same as calculated on a Fully Diluted Basis immediately prior to the new issuance.

                                   ARTICLE VI

TERMINATION

     SECTION 6.1 Termination. This Agreement may be terminated by either the Purchaser or the Shadowrock if the Closing does not take place within thirty
(30) days from the date hereof provided that a party whose action or inaction the reason for the Closing not taking place shall not have the right to give notice of termination.

                                   ARTICLE VII
                                  MISCELLANEOUS

     SECTION 7.1 Expenses. SPIN, Shadowrock and Purchaser shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement.

     SECTION 7.2 Survival of Representations and Warranties. All statements contained in this Agreement or in any certificate delivered by or on behalf of Purchaser and the Shadowrock pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Purchaser and the Shadowrock, as the case may be, hereunder. All representations and warranties made by Purchaser and the Shadowrock in this Agreement, or pursuant hereto, shall survive the Closing only until March 1, 2001 and no action based thereon may be commenced after such date; provided, however, that all representations and warranties related to any claim asserted in writing prior to the expiration of the above period shall survive until such claim shall be Resolved and payment in respect thereof, if any is owing, shall be made; and provided, further, that the representation and warranty contained in Section 4.6 and as to Seller's title to the shares) shall survive indefinitely.

     SECTION 7.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

     SECTION 7.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be
(1) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                To  Purchaser:
                           RJ Holdings, Inc.
                           2006 Griffis Road
                           Baltimore, MD 21230
                           Phone  No.: (410)-636-7919

                To SPIN:
                           SpinPlanet.com, Inc.
                           7380 Sandlake Road, Suite 200
                           Attn: Greg McDonald
                           Phone No.: (407) 370-2500

                To Shadowrock:
                           Shadowrock Entertainment, Inc.
                           7380 Sandlake Road
                           Suite 200
                           Orlando FL 32819
                           Phone No.: 407-370-2500

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (1) the day delivered to such address or sent by facsimile transmission or electronic mail, or the fifth business day following the date deposited with the United States Postal Service, or (111) 24 hours after shipment by such courier service.

     SECTION 7.5 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

     SECTION 7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     SECTION 7.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any night, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity. No waiver or modification of the Agreement or any covenant ort limitation herein contained, shall be valid unless in writing and duly executed by the party to be charged, and no evidence of any waiver or modification shall be offered or received in evidence in any litigation or arbitration between the parties or any of them, arising out of Agreement, unless such waiver or modification is in writing and duly executed, as aforesaid. No waiver of any of the provisions, irrespective of similarity, or shall constitute a continuing waiver, unless otherwise expressly provided. No failure or delay on the part of any party exercising any right, power or privilege under any provision of this Agreement shall operated as a waiver thereof, nor shall a partial or single exercise thereof preclude any other or further exercise of any other right, power or privilege.


     SECTION 7.8 Entire Agreement. This Agreement, including the Exhibits attached hereto, and the Confidentiality Agreement sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by both of the parties which sets forth their specific intent to do so.

     SECTION 7.9 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     SECTION 7.10 Severability. To the extent that any provision of this Agreement or portion thereof shall be determined to invalid void, voidable, or unenforceable, it shall be considered curtailed or deleted hereof and only to the extent that the remainder of such provision or of this Agreement absent such provisions, shall be unaffected and shall continue in full force and effect in accordance with its remaining terms.

     SECTION 7.11 Governing Law. This Agreement, its formation, validity and the performance of the parties hereunder shall be construed and enforced in accordance with and the laws of the state of California without regard to any conflict of laws provisions provided hereunder. This Agreement hereof shall govern the validity and performance. The parties agree jurisdiction and venue for any action brought in connection with or arising out of this agreement shall be in California exclusively reposed in the United States District Court for the Central District of California situated in the City and County of Los Angeles.

     SECTION 8 Closing. The closing of the transaction contemplated hereunder shall be consummated at the offices of SPIN located at 7380 Sandlake Road, Suite 200 Orlando Florida 32819 at 10:00 a.m. local time, on December 15, 2000, or at such other place, time or date as the parties may mutually agree in writing.

    SECTION 9. Counsel. The parties represent that each has had an opportunity to have counsel review this agreement and no party is relying upon the advice, statements or comments of counsel for the other.

    SECTION 10. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same agreement. This Agreement shall become immediately effective upon its full execution and facsimile copies hereof, transmitted by electronic telecopier transmission shall be of the same binding effect as an "ink signed hard copy" hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                               SHADOWROCK ENTERTAINMENT, INC.

                                               By:___________________________
                                                  Name:     Greg McDonald
                                                  Title:    COO

                                               SPINPLANET.COM, INC.

                                               By:___________________________
                                                  Name:
                                                  Title:

                                               R.J. HOLDINGS, INC.

                                               By:___________________________
                                                  Name:     George Stallings
                                                  Title:    President/CEO